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                                                                      EXHIBIT 99



Security Dynamics Expects Lower First Quarter Results

BEDFORD, Mass., April 2 -- Security Dynamics Technologies, Inc. (Nasdaq: SDTI) today announced that results for the first quarter of 1998 will fall short of the Company's operating plan. Excluding the results of the acquisition of Intrusion Detection Inc., which was completed during the quarter, Security Dynamics expects to report that revenue for the first quarter increased 37% to approximately $39 million, from $28.4 million for the first quarter of 1997. Excluding the acquisition and related non-recurring items, earnings for the quarter are expected to increase 17% to approximately $0.14 per share, compared to $0.12 per share for the same period in 1997. Security Dynamics plans to announce its first quarter financial results on Tuesday, April 21, 1998.

While the Company's results for the quarter are preliminary and require further analysis, the Company believes the primary reason for the shortfall was its failure to close certain sales that had been expected for the quarter.

"As a result of the shortfall, we will need to perform further analysis to determine whether any adjustments to our business plan need to be made for the balance of 1998," said Charles R. Stuckey, Jr., chairman, president and CEO of Security Dynamics.

Security Dynamics is a leading provider of enterprise network and data security solutions that help companies conduct business securely, protect corporate information assets and facilitate business-to-business electronic commerce. With more than 2.5 million users of its SecurID(R) authentication technology, Security Dynamics is the world leader in two-factor user identification and authentication. RSA Data Security, Inc., a wholly owned subsidiary of Security Dynamics, is a leading supplier of software components that secure electronic data, with more than 300 million of copies of RSA encryption and authentication software and technologies installed worldwide. RSA technologies are part of existing and proposed standards for the Internet and World Wide Web, ISO, ITU-T, ANSI, IEEE, and business, financial and electronic commerce networks around the globe. Security Dynamics and RSA can be found on the World Wide Web at http://www.securitydynamics.com/ and http://www.rsa.com/, respectively.

NOTE: SecurID is a registered trademark of Security Dynamics Technologies, Inc. All other products and service names mentioned herein are trademarks of their respective owners.